Exhibit 99.1

HeartFlow Appoints John Farquhar as Chief Operating Officer

REDWOOD CITY, Calif. – August 4, 2021 – HeartFlow, Inc., the leader in revolutionizing precision heart care, today announced the appointment of John Farquhar as Chief Operating Officer, effective August 4. In this newly established role, Mr. Farquhar will support the execution of HeartFlow’s strategic vision.

"We are thrilled to add an executive of John’s caliber and accomplishments to the HeartFlow leadership team," said John H. Stevens, MD, President, Chief Executive Officer and Co-Founder, HeartFlow. "In his new role, he will lead and provide strategic oversight of our key operational areas to ensure excellence and disciplined growth as HeartFlow continues to transform the diagnosis and management of coronary artery disease.”

Mr. Farquhar brings more than 20 years of experience providing strategic oversight to deliver operational excellence and outstanding performance. Most recently, he served as Vice President and General Manager of Medtronic’s Aortic business, delivering strong growth through new product launches. He also served in key leadership roles for Medtronic’s Cardiovascular and Diabetes Groups, including Vice President of the Americas region for the Insulin Pump and Continuous Glucose Monitoring business unit and Vice President for Asia Pacific.

“I am excited to join an innovative, high-growth company with a compelling vision to change the paradigm for managing and treating heart disease,” said Mr. Farquhar. “I look forward to working with the leadership team at HeartFlow to democratize access to this incredible technology.”

A native of California, Mr. Farquhar earned his BA from Duke University and his MBA from Northwestern’s Kellogg School of Management.

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About the HeartFlow FFRct Analysis

Starting with a standard coronary computed tomography angiogram (CTA), the HeartFlow Analysis leverages deep learning and highly trained analysts to create a digital, personalized 3D model of the heart. The HeartFlow Analysis then uses powerful computer algorithms to solve millions of complex equations to simulate blood flow and provides FFRct values along the coronary arteries. This information helps physicians evaluate the impact a blockage may be having on blood flow and determine the optimal course of treatment for each patient. A positive FFRct value (≤0.80) indicates that a coronary blockage is impeding blood flow to the heart muscle to a degree which may warrant invasive management.

Data demonstrating the safety, efficacy and cost-effectiveness of the HeartFlow Analysis have been published in more than 425 peer-reviewed publications, including long-term data out to five years. The HeartFlow Analysis offers the highest diagnostic performance available from a non-invasive test.1 To date, clinicians around the world have used the HeartFlow Analysis for more than 100,000 patients to aid in the diagnosis of heart disease.

About HeartFlow

HeartFlow is the leader in revolutionizing precision heart care, uniquely combining human ingenuity with advanced technology. HeartFlow’s non-invasive HeartFlow FFRct Analysis leverages artificial intelligence to create a personalized three-dimensional model of the heart. By using this model, clinicians can better evaluate the impact a blockage has on blood flow and determine the best treatment for patients. HeartFlow’s technology is reflective of our Silicon Valley roots and incorporates over two decades of scientific evidence with the latest advances in artificial intelligence. The HeartFlow FFRct Analysis is commercially available in the United States, UK, Canada, Europe and Japan. For more information, visit www.heartflow.com.

Important Information about the Business Combination and Where to Find It

In connection with the proposed Business Combination, Longview Acquisition Corp. II (“Longview”) intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”), which will include a preliminary proxy statement/prospectus and a definitive proxy statement/prospectus, and certain other related documents, which will be both the proxy statement to be distributed to holders of shares of Longview’s common stock in connection with Longview’s solicitation of proxies for the vote by Longview’s stockholders with respect to the Business Combination and other matters as may be described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities of Longview to be issued in the Business Combination. Longview’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus included in the Registration Statement and the amendments thereto and the definitive proxy statement/prospectus, as well as other documents filed with the SEC in connection with the proposed Business Combination, as these materials will contain important information about the parties to the Business Combination Agreement, Longview and the proposed Business Combination. After the Registration Statement is declared effective, the definitive proxy statement/prospectus and other relevant materials for the proposed Business Combination will be mailed to stockholders of Longview as of a record date to be established for voting on the proposed Business Combination and other matters as may be described in the Registration Statement. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Longview Acquisition Corp. II, 767 Fifth Avenue, 44th Floor, New York, NY 10153, Attention: Mark Horowitz, Chief Financial Officer or to info@longviewacquisition.com.

Participants in the Solicitation

Longview and its directors and executive officers may be deemed participants in the solicitation of proxies from Longview’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in Longview will be contained in the Registration Statement for the Business Combination, when available, and will be available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Longview Acquisition Corp. II, 767 Fifth Avenue, 44th Floor, New York, NY 10153, Attention: Mark Horowitz, Chief Financial Officer or to info@longviewacquisition.com. Additional information regarding the interests of such participants will be contained in the Registration Statement when available.

HeartFlow Holding, Inc. (“HeartFlow”) and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Longview in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be contained in the Registration Statement when available.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Longview’s and HeartFlow’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Longview’s and HeartFlow’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Longview’s and HeartFlow’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the ability of Longview and HeartFlow prior to the Business Combination, and New HeartFlow following the Business Combination, to meet the closing conditions in the Business Combination Agreement, including due to failure to obtain approval of the stockholders of Longview and HeartFlow or certain regulatory approvals, or failure to satisfy other conditions to closing in the Business Combination Agreement; (2) the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against Longview and HeartFlow following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transactions contemplated therein to fail to close; (3) the inability to obtain or maintain the listing of the combined company’s Class A common stock on the New York Stock Exchange, as applicable, following the Business Combination; (4) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (5) the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably and retain its key employees; (6) costs related to the Business Combination; (7) changes in applicable laws or regulations or the healthcare industry; (8) the inability of the combined company to raise financing in the future; (9) the success, cost and timing of HeartFlow’s and the combined company’s product development activities, including market adoption of their current and future products; (10) the inability of HeartFlow or the combined company to obtain and maintain regulatory approval for their current and future products, and any related restrictions and limitations of any approved product; (11) the inability of HeartFlow or the combined company to build effective sales and marketing capabilities to support the combined company’s growth strategy; (12) the inability of HeartFlow or the combined company to maintain HeartFlow’s existing customer, license, and collaboration agreements, and arrangements with commercial and government payers; (13) changes in existing or anticipated clinical guidelines, or the timing of adoption of positive clinical guidelines that support the use of HeartFlow’s and the combined company’s products; (14) the inability of HeartFlow or the combined company to compete with other companies marketing or engaged in the development of products that aid physicians in the evaluation and treatment of coronary artery disease; (15) the size and growth potential of the markets for HeartFlow’s and the combined company’s products, and each of their ability to serve those markets, either alone or in partnership with others; (16) the pricing of HeartFlow’s and the combined company’s products and reimbursement for medical procedures conducted using HeartFlow’s and the combined company’s products; (17) HeartFlow’s and the combined company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; (18) HeartFlow’s and the combined company’s financial performance; (19) the impact of COVID-19 on HeartFlow’s business and/or the ability of the parties to complete the Business Combination; and (20) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the Business Combination, including those under “Risk Factors” in the Registration Statement, and in Longview’s other filings with the SEC.

Longview cautions that the foregoing list of factors is not exclusive. Longview cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Longview does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act.

Contacts:

For Investors:

Leigh Salvo or Jack Droogan

Gilmartin Group

Investors@heartflow.com

For Media:

Jennie Kim

HeartFlow

jekim@heartflow.com

1.	Driessen, R., et al. J Am Coll Cardiol. 2019;73(2),161-73.